[OBJECT OMITTED]

                           ALLTRISTA CORPORATION NEWS
           555 THEODORE FREMD AVENUE, SUITE B302, RYE, NEW YORK 10580

--------------------------------------------------------------------------------

            ALLTRISTA CORPORATION TO REORGANIZE HEAD OFFICE FUNCTION


RYE, NY - October 15, 2001 - Alltrista Corporation (NYSE: ALC) announced today the closing of its Indianapolis, Indiana corporate office. Corporate functions are scheduled to be transitioned to the Company's new headquarters in Rye, New York and the Company's consumer products division in Muncie, Indiana by January 31, 2002. The Company anticipates savings of approximately $3 million annually as a result of this action.

     The Company expects to record a number of non-recurring charges during 2001, including charges related to the reorganization of the corporate headquarters and the announced divestiture of substantially all of the Company's thermoforming operations. In connection with this divestiture, the Company expects to renegotiate its current financing arrangements. The Company also announced that it has withdrawn its earnings guidance for 2001, most recently discussed in a July 2001 conference call on second quarter results.

     The Company has terminated its agreement with Bear, Stearns & Co., Inc. to pursue a review of strategic options and plans to focus on building Alltrista's core businesses, which have enjoyed a long history of profitable operations and strong cash flows.

     The Company plans to hold a conference call on November 9, 2001 to discuss the announced developments as well as its third quarter results and new strategic direction.

Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000, and its Form 10-Q for the three and six months ended July 1, 2001.